Exhibit 99.1

Callisto Stockholders Approve Merger with Synergy
Pharmaceuticals

NEW YORK, N.Y., January 15, 2013 — Callisto Pharmaceuticals, Inc. (OTC QB:CLSP) (“Callisto”) today announced that it convened its special meeting of stockholders yesterday and it has received the necessary approvals from its stockholders to authorize Callisto’s merger with and into Synergy Pharmaceuticals Inc. (“Synergy”) pursuant to the previously announced Agreement and Plan of Merger, dated July 20, 2012, as amended on October 15, 2012.  Callisto and Synergy expect to close the merger as soon as practicable.

About Callisto Pharmaceuticals Inc.

Callisto is a development stage biopharmaceutical company. All of Callisto’s drug candidates, currently plecanatide and SP-333 to treat GI disorders and diseases, are being developed exclusively by Synergy.

Investor Contact:	Danielle Spangler
The Trout Group
synergy@troutgroup.com
(646) 378-2924